Exhibit 99.1
FOR IMMEDIATE RELEASE
ARCHIPELAGO LEARNING, INC. NAMES RUTH E. ORRICK TO BOARD
DALLAS, Texas. (November 18, 2010): Archipelago Learning, Inc. (NASDAQ: ARCL), a leading subscription-based online education company, today announced the election of Ruth E. Orrick to its board of directors. Orrick will also serve on Archipelago Learning’s Audit Committee.
Tim McEwen, chief executive officer commented, “We are delighted to add Ruth Orrick to the company’s board of directors. Ruth’s accomplished career in public affairs, corporate communications and business leadership will make her a perfect fit for our company. We are excited to start working with Ruth and look forward to the value she will bring to the board and our company.”
Since 2008, Orrick has been a corporate affairs consultant, commissioned for consulting contracts in the corporate and non-profit markets. From 2007 to 2008, she was an executive coach at Executive Coaching International, a professional coaching organization, specializing in custom executive coaching assignments. From 1994 through 2007, Orrick was with Thomson Legal & Regulatory, a $3.6 billion professional services division of the Thomson Corporation (now Thomson Reuters), where she steadily progressed to a role of Senior Vice President of Communications for Thomson Legal & Regulatory. From 1993 to 1994 she was with Himle Horner Inc., where she advised Fortune 500, public agency and non-profit clients in the areas of strategic planning, public affairs, communications, media relations and crisis management. From 1990 through 1992, Orrick was a public affairs consultant, serving as senior advisor to gubernatorial and congressional campaigns and candidates on reputation management, communications strategies, organizational and policy issues. She also served as the chief executive officer of the Minnesota Democratic Farmer Labor Party from 1985 to 1990. Orrick is a regular commentator on statewide public affairs programs, a frequent speaker to business and civic organizations, and has taught graduate-level corporate communications. Currently, she is the Board Secretary for the Institute of Basic & Applied Research in Surgery. Ms. Orrick has a Bachelors degree in American Studies from the University of Minnesota, Minneapolis, and was a Humphrey Institute Policy Fellow at the Hubert H. Humphrey Institute of Public Affairs, University of Minnesota, Minneapolis.
Ms. Orrick has extensive finance experience, having been in leadership positions at a large corporation where she was responsible for overseeing multi-million dollar budgets and where she served as an active member of a committee where she was responsible for reviewing the financial statements of a large division of the corporation.

About Archipelago Learning
Archipelago Learning is a leading subscription-based online education company that provides standards-based instruction, practice, assessments and productivity tools that improve the performance of educators and students via proprietary web-based platforms. Study Island, the core product line, helps students in kindergarten through 12th grade master grade-level academic standards in a fun and engaging manner and is utilized by approximately 10.7 million students in approximately 23,400 schools in the United States and Canada. EducationCity, used by approximately 8,600 schools in the United Kingdom and approximately 5,200 schools in the United States, provides online K-6 instructional content and assessments for reading, mathematics and science. Northstar Learning, for the post-secondary market, offers online instructional content and exam preparation products across a variety of core curriculum and vocational topics. For more information, please visit www.archipelagolearning.com. Archipelago Learning is headquartered in Dallas, Texas.
Company Contacts

Investors:	Media:
John Rouleau	Leslie Eicher, APR
Integrated Corporate Relations	Eicher Communications Inc.
203-682-8342	314-965-1776
John.Rouleau@icrinc.com	Leslie@EicherCommunications.com
Forward Looking Statements
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.